UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2018

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Vector Group Ltd. is filing this Form 8-K to report the following operating statistics of its Tobacco and Real Estate segments to investors and the time and date of its quarterly investor conference call.

Operating Statistics

Tobacco segment

For the fourth quarter of 2017, the Tobacco segment had conventional cigarette (wholesale) shipments of approximately 2.17 billion units compared to 2.23 billion units for the fourth quarter of 2016. For the year ended December 31, 2017, the Tobacco segment had conventional cigarette (wholesale) shipments of approximately 9.15 billion units compared to 8.46 billion for the year ended December 31, 2016.

Liggett’s retail market share increased to 4.0% during the fourth quarter of 2017 and 3.9% for the year ended December 31, 2017. Compared to the fourth quarter of 2016, Liggett’s retail shipments increased by 3.6% while the overall industry’s retail shipments declined by 5.2%, according to data from Management Science Associates, Inc. Compared to the year ended December 31, 2016, Liggett’s retail shipments increased by 5.2% while the overall industry’s retail shipments declined by 4.1%, according to data from Management Science Associates, Inc.

Real estate segment

For the fourth quarter and year ended December 31, 2017, New Valley's 70.59%-owned subsidiary, Douglas Elliman Realty LLC, achieved closed sales of approximately $6.3 billion and $26.1 billion, compared to approximately $5.7 billion and $24.6 billion for the fourth quarter and year ended December 31, 2016.

Investor Conference Call

Vector Group Ltd. (NYSE: VGR) will conduct a conference call and webcast to discuss its fourth quarter and full-year 2017 results on Thursday, March 1, 2018 at 8:30 a.m. (ET). Investors can access the call by dialing 800-859-8150 and entering 99976716 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.

A replay of the call will be available shortly after the call ends on March 1, 2018 through March 15, 2018. To access the replay, dial 877-656-8905 and enter 99976716 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for one year.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Senior Vice President, Treasurer and Chief Financial Officer
Date: February 1, 2018